PROSPECTUS SUPPLEMENT NO. 10 (TO PROSPECTUS DATED APRIL 25, 2014)	Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 Registration Statement No. 333-195251

Immune Pharmaceuticals Inc.

7,293,242 Shares of Common Stock

This prospectus supplement No. 10 supplements and amends the prospectus dated April 25, 2014, as supplemented and amended by prospectus supplement No.1, dated May 20, 2014, prospectus supplement No. 2, dated June 6, 2014, prospectus supplement No. 3, dated June 23, 2014, prospectus supplement No. 4, dated July 10, 2014, prospectus supplement No. 5, dated August 14, 2014, prospectus supplement No. 6, dated August 14, 2014, prospectus supplement No. 7, dated September 8, 2014, prospectus supplement No. 8, dated November 17, 2014 and prospectus No. 9, dated November 20, 2014 (collectively, the “Prospectus”), relating to the resale or other disposition by the selling security holders identified in the Prospectus of up to 7,293,242 shares of our common stock, consisting of (a) 3,400,315 shares of common stock issuable upon conversion of shares of the registrant’s Series C 8% Convertible Preferred Stock issued in a private placement that closed on March 14, 2014, (b) 272,025 shares of common stock that may be issuable as payment for dividends on the Series C 8% Convertible Preferred Stock, payable through March 14, 2015, (c) 1,810,451 shares of common stock issuable upon exercise of warrants at exercise price of $3.00 per share, subject to adjustment as provided in the warrants, which warrants were originally issued in the private placement and subsequently amended and restated, and (d) 1,810,451 shares of common stock issuable upon exercise of warrants at an adjusted exercise price of $3.50 per share, subject to adjustment as provided in the warrants, which warrants were originally issued in the private placement and subsequently amended and restated.

In accordance with the terms of the private placement, on May 2, 2014, the conversion price of the Series C 8% Convertible Preferred Stock was reduced from $3.40 to $2.71 and the exercise price of the warrants was reduced from $4.25 to $3.39 and from $5.10 to $4.07, as applicable. Consequently, as of May 2, 2014, an additional 775,395 shares of common stock may be issuable upon the conversion of the Series C 8% Convertible Preferred Stock and an additional 62,032 shares may be issuable as payment for dividends thereon, payable through March 14, 2015. In accordance with the restated warrants issued on August 13, 2014, the as adjusted exercise price of the warrants was reduced from $3.39 to $3.00 and from $4.07 to $3.50, as applicable. As a result of the anti-dilution adjustments in the restated warrants, we have outstanding restated warrants to purchase an aggregate of 2,449,380 shares of common stock at an exercise price of $3.50 per share and restated warrants to purchase an aggregate of 2,381,342 shares of common stock at an exercise price of $3.00 per share. In addition, due to a registration statement that was declared effective on October 28, 2014, the conversion price of the Series C 8% Convertible Preferred Stock was further reduced from $2.71 to $2.43. Consequently, as of November 5, 2014, an additional 126,564 shares of common stock may be issuable upon the conversion of the Series C 8% Convertible Preferred Stock and an additional 10,125 shares may be issuable as payment for dividends thereon (the dividend amount represents the annual 8% accrual for the additional common stock shares to be issued due to ratchet triggering event).

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is listed on The NASDAQ Capital Market and the NASDAQ OMX, First North Premier, Stockholm, under the symbol “IMNP”. On January 23, 2015, the last reported sale price of our common stock as reported on The NASDAQ Capital Market $1.98 per share.

We will not receive any proceeds from the sale or other disposition of common stock by the selling security holders. We may, however, receive proceeds from any warrants exercised in cash by selling security holders, however, we cannot predict the timing or the amount of the exercise of such warrants, if at all.

On January 21, 2015, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. This prospectus supplement incorporates into our Prospectus the information contained in our attached Current Report on Form 8-K.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the Prospectus, as may be updated from time to time by our quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 21, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2015

IMMUNE PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-51290	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cambridge Innovation Center

One Broadway, 14th Floor

Cambridge, MA 02142

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (914) 606-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Vice President and Chief Financial Officer

(c)

On January 21, 2015, Gad Berdugo was appointed to the position of Executive Vice President and Chief Financial Officer (“EVP and CFO”) of Immune Pharmaceuticals Inc. (the “Company”), effective January 22, 2015. In connection with his appointment as EVP and CFO of the Company, Mr. Berdugo resigned from his positions as member of the Board of Directors (the “Board”) and the Audit Committee and Nominating and Corporate Governance Committee of the Board of the Company, effective January 22, 2015.

Pursuant to an employment agreement, dated January 21, 2015 (the “Employment Agreement”), entered into between the Company and Mr. Berdugo, Mr. Berdugo will be entitled to receive an annual base salary of $250,000, which amount will increase to $300,000 after six months. In addition, Mr. Berdugo will be awarded on January 22, 2015 options to purchase an aggregate of 370,000 shares of the Company’s common stock, at an exercise price equal to the closing price of the Company’s common stock on the grant date, as reported by The NASDAQ Capital Market, which will vest annually over a three-year period, commencing on the first anniversary of the grant date, subject to the Company’s 2005 Equity Incentive Plan (the “Plan”) and subject to acceleration in the event of (i) Change of Control; or (ii) termination by the Company without Cause. Furthermore, Mr. Berdugo will be eligible to receive, subject to the Company’s board of directors’ approval, an annual incentive award, contingent upon his achievement of goals mutually agreed upon by Mr. Berdugo and the Company, of up to $150,000 for each calendar year of his term of employment, which may be granted in cash or in equity equivalent.

Under the term of his Employment Agreement, Mr. Berdugo is also eligible to participate in all employee benefit plans, programs and arrangements, and all fringe benefits and perquisites that are made available to senior executives of the Company, including but not limited to, health insurance coverage in accordance with the terms of the Company’s health insurance plan.

The Employment Agreement may be terminated upon death, disability, by the Company with or without Cause (as defined in the employment agreement), or by Mr. Berdugo with or without Good Reason (as defined in the employment agreement). In the event the Employment Agreement is terminated for Good Reason by Mr. Berdugo or is terminated by the Company without Cause, Mr. Berdugo shall be entitled to receive his base salary for a period of six (6) months. In each case, payment is contingent upon Mr. Berdugo’s signature of a release that is satisfactory to the Company in form and in substance. The Employment Agreement does not provide for any payments in the event that it is terminated by the Company for Cause or by Mr. Berdugo without Good Reason.

The foregoing description of the Employment Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement with Mr. Berdugo, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There is no family relationship between Mr. Berdugo and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. In addition, there are no transactions between the Company and Mr. Berdugo, or any member of either Mr. Berdugo’s immediate family, of the type set forth in Item 404(a) of Regulation S-K, other than compensation received by Mr. Berdugo for his directorship and member of the various committees of the Company’s Board.

Mr. Berdugo, age 50, joined the Company’s Board in June, 2014. Mr. Berdugo has over 20 years of experience in investment management and banking, strategic financial advisory and business and corporate development in the biomedical industry. Prior to his appointment as our EVP and CFO and from 2012 to January 2015, Mr. Berdugo served as a Managing Director and Head of the Global Life Sciences at Tegris Advisors, a New York City based investment-banking boutique. He was the founder of Explorium Capital from 2008 through 2012. From 2001 to 2008, Mr. Berdugo served as a director at Lazard Asset Management Group, managing healthcare investments across a diverse range of Lazard Funds including long/short hedge funds. Mr. Berdugo started his career at Abbott and then at Baxter Healthcare, where he was Director of Global Business Development for the Bio-Pharmaceutical Group. Mr. Berdugo received his M.B.A. from H.E.C. School of Management in Paris and studied at Northwestern Kellogg School of Management, his M.Sc. in Biochemical Engineering from University College London and his B.Sc. with Honors, in Biotechnology from Imperial College London.

Resignations of Directors

(a)

On January 14, 2015, two independent members of the Board, Dr. David Sidransky and Ms. Ana Stancic, separately provided to the Company’s Board their resignations from their position as members of the Board, effective January 14, 2015. At the time of their resignations, Dr. Sidransky served as Vice-Chairman of the Board and Chairman of the Compensation Committee of the Board and Ms. Stancic served as the Chairwoman of the Audit Committee and member of the Compensation Committee of the Board.

Both directors provided resignation letters, copies of which are attached hereto as Exhibits 17.1 and 17.2, respectively, and incorporated herein by reference. Neither letter cites that the resignation is due to a disagreement with the Company. However, the resignations followed verbal discussions with the Chief Executive Officer of the Company and the Chairman of the Board in which the resigning directors had expressed disagreement with the focus and direction of the Company and internal management of the Company supported by the majority members of the Board. Therefore, the Company believes that the resignations were due to this disagreement.

The Company has provided Dr. Sidransky and Ms. Stancic with a copy of the disclosures contained in this Current Report on Form 8-K no later than the day the Company filed the disclosures with the Securities and Exchange Commission. The Company has also provided each resigning director with the opportunity to furnish the Company with a letter stating whether he or she agrees or disagrees with the statements made in this Current Report on Form 8-K and, if he or she disagrees, the respects in which he or she disagrees.

In connection with their resignations, the Company has agreed to extend the exercise period of all outstanding stock options awarded to Dr. Sidransky and Ms. Stancic and which were vested prior to their resignation, for a period of two years from the date of resignation.

Appointment of a Director

(d)

On January 20, 2013, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Elliot Maza as a member of the Board effective immediately to fill the vacancy created by the resignations described above, and to hold office as a Class II director until the 2015 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal.

In accordance with the Company’s compensation for the Chairman of the Audit Committee, Mr. Maza will be entitled to an annual cash compensation of $60,000 to be paid in four installments, each at the end of each calendar quarter and he was awarded on January 21, 2015 stock options to purchase an aggregate of 50,000 shares of the Company’s common stock, at an exercise price equal to the closing price of the Company’s common stock on the grant date, as reported by The NASDAQ Capital Market, which will vest quarterly over a three-year period, commencing on the grant date, subject to the Plan.

Since November 1, 2014, Mr. Maza has served as a consultant to the Company and received an aggregate of $21,000 in cash for his services. There are no arrangements or understandings between Mr. Maza and any other person pursuant to which he was selected as a director. Other than his services as a consultant, the Company is not aware of any transaction in which Mr. Maza has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Reorganization of Board’s Committees

As a result of such Board reorganization described above, effective immediately, the Board has fixed the number of the directors to serve on the Board at five and appointed the independent directors of the Company as members of the various committees of the Board, as follows: (i) Audit Committee: Elliot Maza (Chairman), Rene Lerer and Cameron Durrant, (ii) Compensation Committee: Cameron Durrant (Chairman) and Rene Lerer, and (iii) Nominating and Corporate Governance Committee: Rene Lerer (Chairman) and Cameron Durrant.

Item 8.01	Other Events.

On January 21, 2015, the Company issued a press release announcing the appointment of Gad Berdugo as EVP and CFO, the appointment of Dr. Cameron Durrant as Lead Independent Director and the appointment of Elliot Maza to the board of directors. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated January 21, 2015, by and between Immune Pharmaceuticals Inc. and Gad Berdugo
17.1	Resignation Letter of David Sidransky, dated January 14, 2015
17.2	Resignation Letter of Ana Stancic, dated January 14, 2015
99.1	Press release, dated January 21, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

Dated: January 21, 2015	By:	/s/ Daniel G. Teper
		Name:	Daniel G. Teper
		Title:	Chief Executive Officer

Exhibit 10.1

January 21, 2015

To:

Gad Berdugo

Dear Gad

The purpose of this letter is to provide you with an employment offer specifying the terms and conditions of your employment with Immune Pharmaceuticals Inc. as follows:

1.     Position and Duties:

You will function as the Executive Vice President and Chief Financial Officer of Immune Pharmaceuticals Inc., and will perform all duties as determined necessary by Company's Board of Directors (the "Board"). This is a full-time position for which you agree to devote 100% of your working hours. You may be required to travel in accordance with Company's business needs, in accordance with Company's travel policy, as may be amended from time to time. It is understood that you may serve on the board of business entities, trade associations and charitable organizations, and engage in charitable activities and community affairs, provided that these activities do not materially interfere with the proper performance of your duties and responsibilities to Company, or create a conflict of interest.

2.     Term:

The term of your employment shall be effective as of January 22nd, 2015 and shall continue, unless terminated by either you or Company as set forth in Section 7 below (all periods of your employment with Company under this letter agreement, the "Term"). Please note that neither this letter agreement nor any other oral or written representations constitute a contract of employment with Company for any guaranteed specific period of time, and that Company shall have the discretion to determine whether or not you will be required to continue to perform your regular duties and/or report to work during any relevant notice period.

3.     Compensation:

Your annual base salary shall be $250,000, less required and authorized deductions (the "Base Salary"), with such Base Salary paid to you on a monthly basis in accordance with Company's regular payroll practices. It is agreed that during the Term your Base Salary shall not be decreased at any time without your prior written consent. As you know, your position is classified as exempt for purposes of federal wage-hour law and therefore you are not entitled to overtime pay. Your annual base salary will be adjusted to $300,000 after 6 months.

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In addition to the Base Salary, you will have the opportunity to earn additional compensation via an Incentive Plan, attached to this letter agreement as Schedule A, as may be amended from time to time.

4.     Paid Time Off and Benefits:

You will be eligible to participate in all employee benefit plans, programs and arrangements, and all fringe benefits and perquisites that are made available to senior executives of Immune Pharmaceuticals Inc., including but not limited to health insurance coverage in accordance with the terms of the Immune Pharmaceuticals health insurance plan.

You are entitled to take 20 days of paid time off per calendar year (prorated, for partial years of employment), in addition to Company-designated holidays, in each case, in accordance with Company policy and in coordination with the Board. Please note that you shall be permitted to carryover up to 10 days from one calendar year to the next, and shall forfeit any accrued but unused vacation days above such amount. Upon your termination of employment for any reason you shall be entitled to payment for a maximum of 20 accrued but unused days.

In accordance with Company policy, you are entitled to reimbursement for those expenses reasonably incurred by you in connection with your employment duties, upon your submission of an expense report together with invoices to the financial department of Company, provided that such invoices are in form and in substance satisfactory to Company, and are submitted within thirty days of your incurring such expenses and provided further that such expenses are in line with Company's expense policy, as may be amended from time to time.

5.     Company Property:

During the Term, Immune Pharmaceuticals may provide you with the benefit of using Company property, such as a laptop and/or cell phone. Your use of such Company property must be in accordance with Company guidelines, and you are obligated to return any such property to Company upon its request, and in any case upon the termination of your employment for any reason.

6.     Confidentiality:

Your continued employment is dependent upon your signing and complying with the terms of the Non-Disclosure and Non-Competition Agreement ("NDNC") attached to this letter agreement as Schedule B.

7.     Termination:

You employment may be terminated at any time as follows:

(a)	Termination upon Death or Disability. The Term shall automatically end upon your death or Disability. For purposes of this letter agreement, "Disability" shall be defined as your failure to perform your regular duties on account of a physical or mental illness for a period of thirty consecutive work days, or forty-five days in any six-month period.

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(b)	Termination for Cause. At any time, Company has the right to immediately terminate your employment for Cause. For purposes of this letter agreement, "Cause" shall be defined as your (i) failure to substantially perform the duties of your position for a period of at least fifteen calendar days following Company's written notice of such failure; (ii) engaging in conduct, which in Company's sole discretion, is demonstrably and materially injurious to Company, and which does not cease immediately following your receipt of written notice from Company specifying the nature of such conduct; (iii) acting in a manner which constitutes gross negligence or willful misconduct with respect to your duties to Company; (iv) misappropriating corporate assets or corporate opportunities, or any other acts of dishonesty or breach of fiduciary obligations to Immune Pharmaceuticals or its affiliated corporate entities; (v) committing a felony, or a misdemeanor involving moral turpitude (including the entry of a plea of nolo contendre); (vi) engaging in theft, embezzlement, self-dealing, or an act which causes material damage to Company and/or any of its related corporate entities, officers or directors, or (vii) materially violating this Agreement or your signed Non-Disclosure Non-Competition Agreement ("NDNC").

(c)	Termination for Good Reason. You shall be entitled to terminate your employment with Company for "Good Reason," which shall be defined as a: (i) material change to your role at Company which was not agreed upon with you; (ii) material breach by Company or any of its affiliated corporate entities of their material obligations to you; or (iii) failure of Company to obtain the assumption in writing of its obligations under this letter agreement by any successor to all or substantially all of its business or assets within fifteen days after any merger, sale, liquidation or dissolution of Company, in each case absent your consent. In order to qualify as a termination for Good Reason, you must give written notice to the Board of Company within fourteen calendar days of the occurrence of one of the above events, and Company must fail to cure within thirty calendar days of receiving such notice from you. Upon your termination for Good Reason, you shall be entitled to your Base Salary for a period of six months, provided that you sign a release in form and in substance satisfactory to Company.

(d)	Termination without Cause. Your employment may be terminated by Company without Cause upon written notice from Company to you. Upon such termination, you shall be entitled to six months Base Salary, upon your signing of a release in form and in substance satisfactory to Company. In the event of a termination without Cause, Company shall in its discretion determine based on its business needs, the appropriate notice period and whether or not you will be obligated to report to work during such notice period.

(e)	Termination without Good Reason. Your employment may be terminated by you for any reason at any time upon three months' written notice from you to Company. In the event of such termination, Company shall have the right to determine whether or not you will be obligated to report to work during such notice period.

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(f)	Notice of Termination. In the event of a termination of your employment for any reason, written notice of such termination must be given by one party to the other via certified or registered mail, email, fax, or by hand, and such notice shall be deemed to have been received three days after mailing, twenty-four hours after sending an email or fax, or immediately upon confirmation of receipt.

(g)	Transition. Regardless of the circumstances surrounding your termination of employment, it is agreed that upon such termination, you will return to Company all Company property and will make every effort to facilitate the orderly transition of your duties and responsibilities.

8.     Dispute Resolution:

In the event of a dispute between you and Company arising out of or related to your employment with Immune Pharmaceuticals (with the exception of disputes arising under the NDNC), it is agreed that any such dispute shall be settled by means of arbitration administered under New York law by the American Arbitration Association ("AAA") located in the State of New York and conducted in accordance with the AAA's Employment Rules. In such arbitration, the arbitrator (i) shall not amend or modify the terms of this letter agreement or of any Company policy, and (ii) shall render a decision within ten business days from the closing statements or submission of post-hearing briefs by the parties. The arbitration award shall be final and binding, and any state or federal court shall have jurisdiction to enter a judgment on such award. This requirement to arbitrate disputes shall apply to all claims and demands, including, without limitation, any rights you may assert under any federal, state, or local laws or regulations applicable to your employment with Company.

9.      Section 409A of the Internal Revenue Code of 1986, as amended:

The intent with respect to any and all payments and benefits under this letter agreement (including Schedule A), is that such payments and benefits either: (i) do not constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Internal Revenue Code ("Section 409A"), and therefore are exempt from Section 409A, or (ii) are subject to a "substantial risk of forfeiture" and are exempt from Section 409A under the "short—term deferral rule" set forth in Treasury Regulation §1.409A-1(b)(4). In any event, it is confirmed that the intent is to have all provisions of this letter agreement (including Schedule A) construed, interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

During your employment with Company, you will be expected to abide by all Company policies, as established from time to time. Please note that the terms of your employment, as well as your post-employment obligations, will be governed by such Company policies, the NDNC, and the terms of this letter agreement, which supersedes any prior agreements, whether oral or written, between you and Company. In addition, all matters related to your relationship with Company shall be governed by New York law.

To signify your agreement with the terms of employment as set forth in this letter agreement, please sign below where indicated, and send a copy of the signed letter agreement (including signed Schedule B) to Sarit Steinberg, General Counsel. Please note that the terms of this letter agreement may be amended only via a writing signed by both you and an officer of Company.

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We are confident in your ability to continue to contribute to Company's growth and success, and are happy to continue to have you as a valuable member of the Immune Pharmaceuticals team.

Sincerely,

IMMUNE PHARMACEUTICALS INC.

	By:	/s/ Daniel Teper
	Name:	Daniel Teper
	Title:	CEO

Acknowledged and Accepted by:

/s/ Gad Berdugo
Gad Berdugo

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Date: January 21, 2015

Schedule A

Incentive Plan:

1.     Equity:

Effective January 22nd, 2015 you have been granted an option to purchase 370,000 shares of Company's common stock, at a price per share equal to the market share price on the date of grant by the Board, USD , which shall vest annually over a three years period, subject to acceleration in the event of (i) Change of Control; or (ii) termination by the Company without Cause, pursuant to the terms and subject to the conditions of Company's stock option plan (the "Plan").

2.     Incentive Award:

You will be eligible for an annual incentive award for each calendar year of the Term, upon your achievement of mutually agreed upon goals, of up to $ 150,000, which may be granted in cash or in equity equivalent (with such equivalent value to be determined as of the date of the equity grant). The Board or any designated compensation committee shall have the sole discretion to determine whether you have met the mutually agreed upon set of goals, and the amount of such incentive award to be granted to you. The incentive award shall be paid to you in accordance with Company's annual incentive award payment practices and schedule for senior executives of Company. Please note that in order to receive such incentive award, you must be employed by Company, without notice of any termination having been given, on the date that such incentive award is scheduled to be paid to you.

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Exhibit 17.1

January 14, 2015

Board of Directors

Immune Pharmaceuticals Inc.

Cambridge Innovation Center

1 Broadway 14th Floor

Cambridge, MA 02142

Re:	Resignation as a Director of Immune Pharmaceuticals Inc. (the “Company”)

Ladies and Gentlemen:

Please be advised that I hereby resign my position as a director of the Company, effective January 14, 2015.

I hereby confirm that I have no additional claims, demands or requests from or against the Company, its subsidiaries, affiliates, shareholders, directors or officers, in connection with my service as a director of the Company or resignation from this position.

Very truly yours,

/s/ David Sidransky
Name: David Sidransky

Exhibit 17.2

January 14, 2015

Board of Directors

Immune Pharmaceuticals Inc.

Cambridge Innovation Center

1 Broadway 14th Floor

Cambridge, MA 02142

Re:	Resignation as a Director of Immune Pharmaceuticals Inc. (the “Company”)

Ladies and Gentlemen:

Please be advised that I hereby resign my position as a director of the Company, effective January 14, 2015.

As agreed, all equity granted to date will be fully vested as of this date January 14, 2015 and the exercise period for all outstanding equity will be extended by two years. In addition, the Company will pay to me no later than by January 19, 2015 fees due of $2,500.

I hereby confirm that aside from the items due to me as described above, I have no additional claims, demands or requests from or against the Company, its subsidiaries, affiliates, shareholders, directors or officers, in connection with my service as a director of the Company or resignation from this position.

Very truly yours,

/s/ Ana Stancic
Name: Ana Stancic

Exhibit 99.1

Contact: Immune Pharmaceuticals Inc.: Anna Baran, Director, Corporate Communications Tel: 646 5618010 anna.baran@immunepharma.com

Immune Pharmaceuticals Appoints Gad Berdugo as Chief Financial Officer and Dr. Cameron Durrant as Lead Independent Director

New York, NY and Herzliya Pituach, Israel, Jan. 21, 2015 Immune Pharmaceuticals Inc. (“Immune”, the “Company”) (NASDAQ:IMNP) announced today that the Board of Directors has appointed Gad Berdugo as Executive Vice President and Chief Financial Officer and has appointed Cameron Durrant, MD, MBA, as Lead Independent Director and Chairman of the Compensation Committee. Additionally, the Board appointed Mr. Elliot Maza, JD, CPA (inactive) as an independent director and Chairman of the Audit Committee. The Board reorganization was in conjunction with the resignations of two directors and the appointment of Mr. Berdugo, who is leaving the Board in order to become the new Chief Financial Officer.

Dr. Durrant commented: “I am delighted to take this responsibility at Immune. I believe that the Company is at an exciting point in its evolution and has a clear strategic plan ready for execution as outlined in the CEO Letter to Shareholders dated January 6, 2015. I believe that together with Gad Berdugo joining the team as CFO and Elliot Maza joining the Board that the Company is well positioned for success.”

Dr. Durrant is an entrepreneur, board member and former CEO/CFO and physician. His specialty is turnarounds and growth, both of large company brands and business units as well as small/medium size companies. He has served as board chairman and director and operated as CEO or interim CEO, as well as CFO, for both private and public companies.

He has been a senior executive with US and Global Profit and Loss responsibilities and has also been at several blue-chip pharmaceutical companies, including most recently Worldwide Vice President at Johnson & Johnson and previously as Vice President at Pharmacia Corporation, prior to its acquisition by Pfizer.

He is a founding director of a private nanotech oncology company, a board member of two private medical device companies, is currently working with private equity funds and recently started a European specialty pharma company.

Prior to his appointment, Mr. Berdugo was a Managing Director and Head of the Global Life Sciences at Tegris Advisors, a New York City based investment-banking boutique. He brings over 20 years of experience in investment management and banking, strategic financial advisory and business and corporate development in the biomedical industry. He was previously the Founder and Managing Partner of Explorium Capital. From 2001 to 2008 he served as Director at Lazard Asset Management Group, managing healthcare investments across a diverse range of Funds. Mr. Berdugo started his career at Abbott and then at Baxter Healthcare, where he was Director of Global Business Development for the Bio-Pharmaceutical Group. Mr. Berdugo received his M.B.A. from H.E.C. School of Management in Paris and studied at Northwestern Kellogg School of Management, his M.Sc. in Biochemical Engineering from University College London and his B.Sc. with Honors, in Biotechnology from Imperial College London.

Elliot M. Maza, JD, CPA (inactive) currently is Chairman, Chief Executive Officer and CFO at Intellect Neurosciences Inc. Previously, Mr. Maza was Chief Executive Officer and CFO at Biozone Pharmaceuticals, Inc, and Chief Financial Officer of Emisphere Technologies Inc,. Mr. Maza has been a Partner, Transaction Advisory Services, at Ernst & Young, LLP. He began his professional career as an Attorney at Sullivan and Cromwell in New York and then in Investment banking as Vice President of Structured Finance in the Fixed Income divisions of Goldman Sachs & Co., J.P. Morgan Securities, Inc. and BT Securities Corporation where he developed and marketed structured finance and derivative based transactions. Mr. Maza has served on numerous Boards of Directors for OTC and NASDAQ traded companies, including positions as Chairman of the Audit Committee. Mr. Maza is a registered attorney and a licensed C.P.A. (inactive) in the states of New York and New Jersey. Mr. Maza received a B.A. in Accounting from Touro College in New York and a J.D. from the University of Pennsylvania Law School.

About Immune Pharmaceuticals Inc.

Immune Pharmaceuticals Inc. applies a personalized approach to treatment, developing novel, highly targeted antibody therapeutics to improve the lives of patients with inflammatory diseases and cancer. The Company’s lead product candidate, bertilimumab, is in clinical development for moderate to severe ulcerative colitis and Crohn’s disease as well as bullous pemphigoid, an orphan auto-immune dermatological condition. Immune licensed worldwide rights for systemic indications of bertilimumab from iCo Therapeutics (TSX: ICO; OTCQX: ICOTF) in June 2011, while iCo retained rights to all ophthalmic indications. iCo originally licensed the exclusive world-wide rights to bertilimumab in 2006 from MedImmune, the Global Research and Development Arm of AstraZeneca. Immune’s pipeline also includes NanomAbs®, antibody nanoparticle conjugates, for the targeted delivery of chemotherapeutics, and AmiKet™, a Neuropathic Pain drug candidate ready for Phase III. AmiKet has received Orphan Drug Designation for Post Herpetic Neuralgia.

For more information, visit Immune’s website at www.immunepharmaceuticals.com, the content of which is not a part of this press release.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal” or the negative of those words or other comparable words to be uncertain and forward-looking. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include, but not limited to: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern; the risks associated with our ability to continue to meet our obligations under our existing debt agreements; the risk that clinical trials for bertilimumab or AmiKet will not be successful; the risk that bertilimumab, AmiKet or compounds arising from our NanomAb program will not receive regulatory approval or achieve significant commercial success; the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet on attractive terms, on a timely basis or at all; the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials; the risk that we will not obtain approval to market any of our product candidates; the risks associated with dependence upon key personnel; the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.immunepharmaceuticals.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors. We expressly disclaim any obligation to publicly update any forward looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

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